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                                  EXHIBIT  11

                   COMMERCIAL METALS COMPANY AND SUBSIDIARIES

          CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE*

                       (In thousands except share data)




                                                YEAR  ENDED  AUGUST  31,
                                         ------------------------------------
                                            1995         1994         1993
                                         ----------   ----------   ----------

Net earnings                                $38,208      $26,170      $21,661

Weighted average number
     of shares outstanding               14,895,475   14,649,810   10,835,246

Dilutive effect of stock option and
     purchase plans, after application
     of treasury stock method               255,597      306,669      280,378

Adjustment for December 1993
     four-for-three stock split                                     3,705,208


Shares used in calculating primary
     net earnings per share              15,151,072   14,956,479   14,820,832
                                         ----------   ----------   ----------
Net earnings per share                        $2.52        $1.75        $1.46
                                         ==========   ==========   ==========


      *Fully diluted earnings per share are identical to primary earnings per share.